UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.______)

Check the appropriate box:

|X| Preliminary Information Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)) |_| Definitive Information Statement

                             Rainwire Partners, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party: Rainwire Partners, Inc.

(4) Date Filed: March ___, 2001



                             RAINWIRE PARTNERS, INC.
                                    Suite 350
                       4940 Peachtree Industrial Boulevard
                             Norcross, Georgia 30071


                INFORMATION STATEMENT PURSUANT TO REGULATION 14C
              PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934


     WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF RAINWIRE PARTNERS, INC. OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

     Pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Section 228(d) of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), this information statement is being mailed on or about March____, 2001 to holders of record as of March 2nd, 2001 (the "Record Date") of shares of common stock, par value $0.001 ("Common Stock"), of Rainwire Partners, Inc., a Delaware corporation (the "Company" or "Rainwire"). It is being furnished in connection with an amendment to the Company's Amended and Restated Certificate of Incorporation by the written consent of the holders of a majority of the outstanding shares of Common Stock, which increased the authorized shares of Common Stock of the Company to Five Hundred Million (500,000,000).

     On March 2nd, 2001, the Board of Directors of Rainwire ("Board") unanimously approved and the holders of a majority of the outstanding voting securities of the Company on the Record Date approved, by written consent, an amendment to the Company's Amended and Restated Certificate of Incorporation which increased the authorized shares of Common Stock of the Company to Five Hundred Million (500,000,000) (the "Authorized Share Increase"). An amendment to the Company's Certificate of Incorporation reflecting the Authorized Share Increase was filed with the Secretary of the State of Delaware on March_____, 2001 with a delaying provision that the amendment will not become effective until March______,2001 (the "Amendment").

Outstanding Securities and Voting Rights

     The approval of the Amendment requires the written consent of the holders of a majority of the outstanding shares of the Common Stock, and each share of the Common Stock was entitled to one vote with respect to the approval of the Certificate of Amendment. On March 2nd, 2001 by written consent in lieu of a meeting, holders of at least 4,021,915 shares of the Common Stock of the Company, representing approximately 52.9% of the outstanding voting power, approved the Amendment.

     Each holder of Common Stock would normally be entitled to one vote in person or by proxy for each share of Common Stock in his or her name on the books of Rainwire, as of the Record Date, on any matter submitted to the vote of the stockholders. The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Corporation Law, a majority of the outstanding shares of voting stock entitled to vote thereon is required in order to amend the Company's Restated Certificate of Incorporation. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Certificate of Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company elected to utilize the written consent of the holders of a majority in interest of the voting stock of the Company.

     Delaware law does not afford the stockholders the right to dissent from the corporate action described in this Information Statement or to receive an agreed or judicially appraised value for their shares.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding shares of our Common Stock beneficially owned as of March 2nd, 2001. Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. As used in the table below, a beneficial owner includes any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting, of such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. Except as otherwise indicated in the table, the address of the stockholders listed below is that of the Company's principal executive office. Directors not included in the table below do not hold Company securities.

                                             Shares Beneficially Owned
                                             As of March 2, 2001
Name and Address
                                               Number                Percent

Bryan M. Johns                                1,296,182                  17.0%
Suite 350
4940 Peachtree Industrial Boulevard
Norcross, GA  30071

Lynne Marchessault                              231,461(1)                3.0%
490 Regatta Bay Boulevard
Destin, FL  32541

Walter H. Elliott                               138,526(2)                 1.8%
205 Walnut Hill Drive
Summerville, SC  29485

Anguilla Equity Partners                      1,481,350                  19.5%
Attn:  Keithley F.T. Lake
The Law Building
The Valley, Anguilla, BWI

Cambridge Investments, Ltd.                     462,922                   6.0%
The Law Building
P.O. Box 14
The Valley, Anguilla, BWI

Cambridge Capital Group, LLC                    648,091                   8.5%
320 Cameron Ridge Drive
Atlanta, GA  30328

Arnold Johns                                  1,064,721(3)               14.0%
320 Cameron Ridge Drive
Atlanta, GA  30328

Robert Y. Duke                                  397,753(4)                5.2%
Suite 370
4940 Peachtree Industrial Blvd.
Norcross, GA  30071

(1) The 231,461 shares of common stock of Rainwire are directly owned by Osprey Investments, Inc., which is 100% owned by Ms. Marchessault.

(2) Of the 138,526 shares beneficially owned by Mr. Elliott, 120,000 are vested options.

(3) Of the 1,064,721 shares beneficially owned by Mr. Johns, 648,091 are directly owned by Cambridge Capital Group, LLC, which is 100% owned by Mr. Johns, and 416,630 are directly owned by Mr. Johns.

(4) Of the 397,753 shares beneficially owned by Mr. Duke, 277,753 are directly owned by Mr. Duke, and 120,000 are directly owned by Structure Data Systems, Inc. The Company is not aware of Mr. Duke's percentage ownership interest in Structured Data Systems, Inc.

Reason for the Amendment

     The amendment will increase the number of shares of common stock that the Company is authorized to issue from 20,000,000 to 500,000,000. The increase will ensure that the Company continues to have additional shares available for future issuances from time to time as approved by the Board for any proper purpose, including financings, mergers, acquisitions of other businesses, future stock dividends or splits and issuances under stock option and incentive programs.

     The authorized shares of Common Stock in excess of those issued will also be available for issuance at times and for corporate purposes that the Board deems advisable without further action by Rainwire's stockholders, except as may be required by applicable laws of the rules of any stock exchange or national securities association trading system on which Rainwire's Securities may be listed or traded.

     The issuance of additional shares of Common Stock (i) could also make it more difficult for a third party to acquire a majority of Rainwire's outstanding voting stock, and (ii) may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain a pro rata ownership interest, on a stockholder's percentage voting power.

Other Business

     No further business will be transacted by written consent to corporate action in lieu of meeting of stockholders to which this Information Statement pertains.

                                             By Order of the Board of Directors,


                                             Bryan M. Johns
                                             Chief Executive Officer

Norcross, Georgia
March  2, 2001